Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

SurModics, Inc.

of

Up to $55 Million in Value of Shares of Its Common Stock

At a Purchase Price Not Greater than $19.00 per Share

Nor Less than $17.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 5, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

August 6, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 6, 2012 (the “Offer to Purchase”), and Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by SurModics, Inc., a Minnesota corporation (“SurModics”), to purchase for cash up to $55 million in value of shares of its common stock, par value $0.05 per share (the “Shares”), at a price not greater than $19.00 nor less than $17.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

SurModics will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. SurModics will select the single lowest purchase price, not greater than $19.00 nor less than $17.00 per Share, that will allow it to purchase $55 million in value of Shares, or a lower amount depending on the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer. If, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than $55 million are properly tendered and not properly withdrawn from the Offer, SurModics will (subject to the conditions of the Offer) buy all Shares properly tendered and not properly withdrawn from the Offer. The price SurModics will select is sometimes referred to as the “Final Purchase Price.” All Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price upon the terms and subject to the conditions of the Offer. SurModics reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

SurModics reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $55 million, or such greater amount as SurModics may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, SurModics will accept the Shares to be purchased in the following order of priority:

•	first, from all holders of “odd lots” of fewer than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Date;

•

second, SurModics will purchase all other Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, until SurModics has purchased Shares resulting in an aggregate purchase price of $55 million; and

•

third, only if necessary to permit SurModics to purchase $55 million in value of Shares (or such greater amount as SurModics may elect to pay, subject to applicable law), SurModics will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible.

To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares. Therefore, it is possible that SurModics will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration provisions will be returned to the tendering shareholders at SurModics’s expense promptly after the Expiration Date. See Section 1, Section 3, Section 5 and Section 6 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

The directors, executive officers and affiliates of SurModics are entitled to participate in the Offer on the same basis as all other shareholders. Starboard Value LP (“Starboard”), which beneficially owns approximately 11.9% of SurModics’ outstanding Shares as of July 31, 2012 and Jeffrey C. Smith, a member of the Board of Directors and the Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard, have advised SurModics that, although no final decision has been made, Starboard and its affiliates may tender Shares in the Offer, subject to the limitations and factors discussed in Section 2 of the Offer to Purchase under “Special Factors.” The other directors and all of the executive officers of SurModics have advised it that they do not intend to tender Shares in the Offer. Other than Starboard, SurModics has no knowledge of its affiliates’ intentions with respect to the Offer. The equity ownership of the directors, executive officers and affiliates of SurModics who do not tender all of their Shares in the Offer will proportionately increase as a percentage of its issued and outstanding Shares following the consummation of the Offer. See Section 2 and Section 11 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Shares at prices not greater than $19.00 nor less than $17.00 per Share, as indicated in the attached Instruction Form, to you in cash, less applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on September 5, 2012, unless SurModics extends the Offer.

4.	The Offer is for up to $55 million in value of Shares. At the maximum Final Purchase Price of $19.00 per Share, SurModics could purchase 2,894,736 Shares if the Offer is fully subscribed (representing approximately 16.5% of the Shares outstanding as of July 31, 2012). At the minimum Final Purchase Price of $17.00, SurModics could purchase 3,235,294 Shares if the Offer is fully subscribed (representing approximately 18.4% of the Shares outstanding as of July 31, 2012).

5.	Tendering shareholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to SurModics or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on SurModics’s purchase of Shares under the Offer.

6.	If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7.	If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the shares that you own before the expiration of the Offer and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Final Purchase Price and not properly withdrawn.

8.	If you wish to condition your tender upon the purchase of all Shares tendered or upon SurModics’s purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. SurModics’s purchase of Shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 5, 2012 UNLESS THE OFFER IS EXTENDED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Shares of SurModics. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 6, 2012 (the “Offer to Purchase”), and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by SurModics, Inc., a Minnesota corporation (“SurModics”), to purchase for cash up to $55 million in value of shares of its common stock, par value $0.05 per share (the “Shares”), at a price not greater than $19.00 nor less than $17.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to SurModics the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The Undersigned:                                 Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1) SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Shareholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by SurModics in accordance with the terms of the Offer.

☐	The undersigned wants to maximize the chance that SurModics will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by SurModics in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $17.00 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $17.00.

(2)	SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in SurModics purchasing none of the Shares tendered hereby if the purchase price determined by SurModics for the Shares is less than the price checked below.

☐ $17.00	☐ $18.25
☐ $17.25	☐ $18.50
☐ $17.50	☐ $18.75
☐ $17.75	☐ $19.00
☐ $18.00

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A SHAREHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

ODD LOTS

(See Instruction 15 of the Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐	By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.

CONDITIONAL TENDER

(See Instruction 14 to the Letter of Transmittal)

A shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of Shares indicated below is purchased by SurModics pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering shareholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and SurModics urges shareholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased, if any are purchased, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, SurModics may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering shareholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SurModics’s Board of Directors has authorized SurModics to make the Offer. However, neither SurModics, nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to shareholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any shareholder may choose to tender Shares. Neither SurModics, any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Shareholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.

SIGNATURE

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